EXHIBIT 107
Calculation of Filing Fee Table
424(b)(2)
(Form Type)

CITIZENS FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Depositary Shares Each Representing a 1/40th Interest in a Share of 6.500% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series I	457(o) and 457(r) (1)	$400,000,000	100.00%	$400,000,000	0.00015310	$61,240.00

	Equity	6.500% Fixed-Rate Reset Non- Cumulative Perpetual Preferred Stock, Series I	457(o) and 457(r) (1)	(2)	(2)	(2)	0.00015310	(2)

	Total Offering Amounts					$400,000,000		$61,240.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$61,240.00

(1)
The filing fee is calculated in accordance with 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rule 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement
No. 333-282511
filed on October 4, 2024.

(2)	No separate consideration will be payable in respect of shares of 6.500% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series I, which are issued in connection with this offering.